UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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Caribou Coffee Company, Inc.
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     Attached are (i) a written communication sent by the President and Chief Executive Officer of Caribou Coffee Company, Inc. (the “Company”) to the Company’s employees on April 8, 2009 regarding a proposal submitted to the Company’s stockholders to approve a one-time stock option exchange program for employees other than the Company’s named executive officers and directors (the “Option Exchange Program”); (ii) a Proposed Stock Option Exchange Program Q&A, which was attached to the written communication referred to in (i) above; and (iii) an email from Karen McBride, Vice President of Human Resources, to all Vice Presidents, Directors of Operations, District Managers, Communications and Human Resources Staff, regarding the proposed Option Exchange Program.
     The Option Exchange Program has not yet commenced. The Company will file a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission, or SEC, upon the commencement of the Option Exchange Program. Persons who are eligible to participate in the Option Exchange Program should read the Tender Offer Statement on Schedule TO and other related materials when those materials become available, because they will contain important information about the Option Exchange Program.
     In connection with the proposal to be voted on by the Company’s stockholders with respect to approval of the Option Exchange Program, the Company has filed a preliminary proxy statement with the SEC and intends to file other relevant materials with the SEC, including a definitive proxy statement. Stockholders are urged to read such materials as and when they become available and before making any voting decision, because they will contain important information about the proposal to be voted on by stockholders with respect to the Option Exchange Program.
     Stockholders and option holders will be able to obtain the written materials described above and other documents filed by the Company with the SEC free of charge from the SEC’s website at www.sec.gov. In addition, stockholders and option holders may obtain free copies of the documents filed by the Company by directing a written request to: Caribou Coffee Company, Inc., 3900 Lakebreeze Avenue North, Brooklyn Center, Minnesota 55429, Attention: Secretary, or by telephone at (763) 592-2200.

E-mail from Mike Tattersfield
3900 Lakebreeze Avenue North
Brooklyn Center, Minnesota 55429

Re:	Proposed Stock Option Exchange Program
To All Caribou Coffee Team Members,
We have been exploring ways to address employee stock option grants that are “underwater,” meaning the exercise price is higher than our current share price. Today, I’m pleased to announce that we are asking stockholders to approve a one-time, voluntary exchange program that would allow most option holders to exchange certain underwater options for new options at current market conditions.
Option exchanges are governed by SEC and NASDAQ regulations. A description of the proposed exchange program is outlined in our preliminary proxy statement that was filed yesterday. Stockholders will vote on this proposal at our annual stockholders’ meeting on May 21st. Until stockholders approve the exchange program and we begin the exchange, there’s nothing you need to do. I’ll update you again following our annual stockholders’ meeting on May 21st.
Sincerely,
Mike Tattersfield
President and Chief Executive Officer
     The Option Exchange Program described in this letter has not yet commenced. The Company will file a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission, or SEC, upon the commencement of the Option Exchange Program. Persons who are eligible to participate in the Option Exchange Program should read the Tender Offer Statement on Schedule TO and other related materials when those materials become available, because they will contain important information about the Option Exchange Program.
     In connection with the proposal to be voted on by the Company’s stockholders with respect to approval of the Option Exchange Program, the Company has filed a preliminary proxy statement with the SEC and intends to file other relevant materials with the SEC, including a definitive proxy statement. Stockholders are urged to read such materials as and when they become available and before making any voting decision, because they will contain important information about the proposal to be voted on by stockholders with respect to the Option Exchange Program.
     Stockholders and option holders will be able to obtain the written materials described above and other documents filed by the Company with the SEC free of charge from the SEC’s website at www.sec.gov. In addition, stockholders and option holders may obtain free copies of the documents filed by the Company by directing a written request to: Caribou Coffee Company, Inc., 3900 Lakebreeze Avenue North, Brooklyn Center, Minnesota 55429, Attention: Secretary, or by telephone at (763) 592-2200.

Proposed Stock Option Exchange Program Q&A
Why is the Company considering an option exchange?
This proposed exchange recognizes that some option grants are underwater due to the decline in our stock price. As a result, these option grants have not delivered the value to employees we intended to provide at the time they were granted. The option exchange will give our employees the opportunity to decide whether it makes sense to exchange certain options and realign portions of their equity compensation with current market conditions.
Why has the company decided on these particular terms for the exchange?
As a publicly traded company, we are subject to very specific regulatory guidelines governed by the SEC and NASDAQ and acceptable market practices defined by stockholder governance groups on how to structure and execute an option exchange.
Most of the elements of our proposed exchange (including who is eligible to participate), are considered best practices in implementing an exchange program that stockholders can support. We have taken these guidelines and what we believe makes the most sense for employees, the company and our stockholders into account in setting the terms of the exchange.
Why does this seem different than the approach other companies are taking?A small number of publicly traded companies may have more flexibility in the approach they take towards an option exchange if their share plans do not require stockholder approval for an option exchange. That is not the case for our company. We must seek stockholder approval for the proposed option exchange. In addition to following all appropriate regulatory guidelines, we have structured a plan that we believe makes the most sense for employees, the company and our stockholders.
Which options are eligible for exchange?
We have proposed exchanging options with exercise prices that are equal to the greater of (a) $3.20 (b) the closing price of our common stock as reported on NASDAQ for the day the option exchange program is commenced. Options eligible to participate will be determined when we begin the exchange.
Why will you receive fewer options back than are surrendered?
We have taken the best practice guidelines and what we believe makes the most sense for employees, the company and our stockholders into account in setting the terms of the exchange. The value comparison is of the “fair value” of the surrendered options as compared to the new stock options.
What should I do?
Right now, there’s nothing you need to do. The next step is stockholder approval of the proposed exchange at our annual stockholders’ meeting on May 21st. Once a date is set to begin the exchange, eligible employees will receive detailed information, providing you with everything you need to know to make a decision that’s best for you.
Is anyone excluded from participating?
Mike Tattersfield, Tim Hennessy, Christopher Rich and Dan Lee, as well as our board members, are not allowed to participate in the exchange program. Former employees who still hold options also are excluded.
     The Option Exchange Program described in this summary has not yet commenced. The Company will file a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission, or SEC, upon the commencement of the Option Exchange Program. Persons who are eligible to participate in the Option Exchange Program should read the Tender Offer Statement on Schedule TO and other related materials when those materials become available, because they will contain important information about the Option Exchange Program.
     In connection with the proposal to be voted on by the Company’s stockholders with respect to approval of the Option Exchange Program, the Company has filed a preliminary proxy statement with the SEC and intends to file other relevant materials with the SEC, including a definitive proxy statement. Stockholders are urged to read such materials as and when they become available and before making any voting decision, because they will contain important information about the proposal to be voted on by stockholders with respect to the Option Exchange Program.
     Stockholders and option holders will be able to obtain the written materials described above and other documents filed by the Company with the SEC free of charge from the SEC’s website at www.sec.gov. In addition, stockholders and option holders may obtain free copies of the documents filed by the Company by directing a written request to: Caribou Coffee Company, Inc., 3900 Lakebreeze Avenue North, Brooklyn Center, Minnesota 55429, Attention: Secretary, or by telephone at (763) 592-2200.

E-mail to Caribou Coffee Vice Presidents, Directors of Operations, District Managers, Communications and Human Resources Staff
3900 Lakebreeze Avenue North
Brooklyn Center, Minnesota 55429
Communication Guidelines for Proposed Stock Option Exchange Program
All:
Today we announced our intention to seek stockholder approval of an option exchange program. You should have received an email from Mike Tattersfield earlier today with the announcement.
Assuming that we receive the necessary stockholder approval at our annual meeting of stockholders on May 21st, we will provide you and all employees who hold eligible options with an update. We will provide further information on the exchange and will hold sessions with employees to provide them the information needed to make their decisions as to whether to participate and the details of how to do so.
You should know that option exchanges are governed by SEC rules and regulations. Accordingly, we are required to file with the SEC all written and recorded information provided on the exchange. Since you are a member of the leadership team, you will likely be asked questions by your people or outside constituents. Communications between you and employees or outside constituents are subject to these SEC requirements.
Please use the communication guidelines below when responding to questions and comments. Failure to do so could result in Caribou having to take a series of complicated (and expensive) corrective actions. I am asking for your strict adherence to the requirements below:
1)	Prior to the commencement of the exchange program: do not guarantee that the exchange program will start by any given date. The decision of if and when to begin the exchange program will be made by our Board of Directors.

2)	Do not answer a question via email or by leaving a voicemail. SEC rules require us to file all written and recorded communications made on behalf of Caribou about the exchange program with the SEC. SEC filings are expensive (so we want to minimize the number of filings we have to make). If incorrect information is given to employees or outside constituents (or some employees or outside constituents are given additional information that no one else has), we will have to take a series of complicated (and expensive) corrective steps.

3)	If you forget and leave a voicemail or send an email, please immediately contact Dan Lee in Legal.

4)	Do not give any advice about whether someone should participate in the program.

5)	Answer questions only by referring people to our preliminary or definitive proxy statement, Mike’s email to all employees, and the additional information we develop and file with the SEC as we move closer to launching the tender offer. Once the tender offer documents are filed with the SEC, there will be more information available that employees can reference.

6)	If someone asks a question that is not covered by the materials we have provided, please refer them to Karen McBride in HR or Dan Lee in Legal.
If you have any questions, please contact me or Dan Lee in Legal.
I want to thank you for your attention to this important issue. The option exchange is an important opportunity for our people, and I am counting on each of you to follow these requirements as we navigate the process.
Sincerely,
Karen McBride
Vice President of Human Resouces

     The Option Exchange Program described in this summary has not yet commenced. The Company will file a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission, or SEC, upon the commencement of the Option Exchange Program. Persons who are eligible to participate in the Option Exchange Program should read the Tender Offer Statement on Schedule TO and other related materials when those materials become available, because they will contain important information about the Option Exchange Program.
     In connection with the proposal to be voted on by the Company’s stockholders with respect to approval of the Option Exchange Program, the Company has filed a preliminary proxy statement with the SEC and intends to file other relevant materials with the SEC, including a definitive proxy statement. Stockholders are urged to read such materials as and when they become available and before making any voting decision, because they will contain important information about the proposal to be voted on by stockholders with respect to the Option Exchange Program.
     Stockholders and option holders will be able to obtain the written materials described above and other documents filed by the Company with the SEC free of charge from the SEC’s website at www.sec.gov. In addition, stockholders and option holders may obtain free copies of the documents filed by the Company by directing a written request to: Caribou Coffee Company, Inc., 3900 Lakebreeze Avenue North, Brooklyn Center, Minnesota 55429, Attention: Secretary, or by telephone at (763) 592-2200.